Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into between Chipotle Mexican Grill, Inc. (“Chipotle”) and Mark Crumpacker (“Crumpacker”) and is effective as of the date last signed by the parties hereto (the “Effective Date”). Chipotle and Crumpacker may be referred to collectively herein as “the parties.”

RECITALS

A.	Crumpacker has been employed with Chipotle since January 5, 2009, and most recently as the Chief Marketing and Strategy Officer.

B.

On or around January 5, 2018, Crumpacker entered into a Retention Agreement, whereby he would receive $600,000 for remaining continuously employed with Chipotle through January 5, 2019 (the “Retention Bonus”). Such Retention Bonus would vest if Crumpacker was terminated without “Cause” (as defined in the Retention Agreement). Crumpacker is being terminated without Cause.

C.	Crumpacker’s day to day obligations and responsibility shall cease as of March 14, 2018 (the “Final Worked Date”), though he will remain employed through a later date.

D.	Crumpacker’s employment with Chipotle shall terminate effective March 15, 2018 (the “Termination Date”).

E.

Subject to the terms and conditions set forth herein, and in exchange for the agreements and releases made and given by Crumpacker herein, Chipotle is willing to provide Crumpacker with certain Consideration (as herein after defined) in accordance with the terms set forth in Section 1 below.

F.	Crumpacker desires to accept the Consideration and in exchange is willing to make and give the agreements and releases set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the above recitals which are incorporated herein by reference and other good and valuable consideration described herein, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:

1.        Consideration. As consideration for the full release of Crumpacker’s legal rights as provided in this Agreement and Crumpacker’s continued performance of all of the terms and conditions set forth in this Agreement, including but not limited to the waiver and release of all claims against Chipotle, as is described in Section 6 below, and subject to the other provisions of this Agreement, Chipotle agrees that so long as

Crumpacker has not revoked this Agreement as provided in Section 15 below and Crumpacker is not then in breach of this Agreement: (a) Chipotle will pay Crumpacker an amount equal to twenty six (26) weeks gross salary at his regular rate of pay (calculated as of the Termination Date), which amount is subject to applicable and required tax and other withholdings and deductions by Chipotle including FICA, federal, state, and local taxes, and which amount will be paid in thirteen (13) installments with the first installment to be made on or before the date that is Chipotle’s second regular pay day after the later of (i) the expiration of the Revocation Period (as defined in Section 15 below) or (ii) the Effective Date and each subsequent installment to be paid on the dates that coincide with Chipotle’s regular pay days thereafter until the thirteenth (13th) installment is made (the “Separation Pay Termination Date”); and (b) so long as Crumpacker has elected COBRA coverage, Chipotle will a pay a portion of six (6) monthly COBRA premiums (the “COBRA Period”) in an amount equal to the difference between (i) the total monthly amount of Crumpacker’s COBRA premium and (ii) the applicable monthly amount Crumpacker would have been required to pay towards his group health insurance coverage during the COBRA Period had he still been an active Chipotle employee at that time (the “Employee Portion”), or such greater amount if and to the extent required by law, and Crumpacker shall pay the Employee Portion; (collectively, the payments and value furnished pursuant to items (a) and (b) above shall be referred to herein as “Consideration”). Any payments made by Chipotle to Crumpacker under this Agreement are considered to be supplemental wages and accordingly, taxes will be withheld at the twenty-two percent (22%) flat rate for federal withholding. This Consideration does not include and is in addition to any amounts earned and payable or otherwise owed to Crumpacker, by Chipotle, including without limitation the Retention Bonus, and such Consideration represents payment and consideration to which Crumpacker would not be entitled but for his entering into this Agreement, and is in consideration for the agreement and releases made and given by Crumpacker herein. Each party acknowledges the adequacy and sufficiency of the consideration for the promises set forth in this Agreement. Each party is estopped from raising and hereby expressly waives any defense regarding the receipt and/or legal sufficiency of the consideration provided by one to the other under this Agreement.

2.        Termination of Employment; Cessation of Work. Crumpacker’s employment with Chipotle terminated on the Termination Date. Notwithstanding the foregoing, Crumpacker acknowledges that as of the Final Worked Date he will neither be requested nor permitted to perform any work or acts on Chipotle’s behalf, except as may be required by this Agreement. In the event Crumpacker refuses to execute this Agreement, Crumpacker shall not receive any of the Consideration set forth anywhere in this Agreement. In addition, no action or inaction by Chipotle shall constitute a waiver of any of its rights.

3.        No Other Termination-Related Compensation. Upon termination of Crumpacker’s employment with Chipotle, Crumpacker acknowledges and agrees that he was not and is not entitled to receive and shall not receive any other or additional compensation in connection with the termination beyond the Consideration expressly provided for and set forth in this Agreement.

4.        Chipotle and Affiliates. “Chipotle” as used in this Agreement shall mean Chipotle Mexican Grill, Inc., a Delaware Corporation with its principal place of business in Colorado, all subsidiary, affiliated and related entities and companies, and their current, future and former successors, assigns, attorneys, directors, officers, shareholders, agents, employees and representatives.

5.        Representations, Warranties and Covenants. Crumpacker acknowledges that he was an “at will” employee and that this Agreement provides for the receipt of valuable compensation and benefits and other valuable consideration, none of which he would be entitled to receive but for his entering into this Agreement. Crumpacker acknowledges and agrees that the 2013 SOSARs, and the 2014 SOSARs, vested prior to the Termination Date. The exercise deadline for such vested SOSARs not previously exercised is set forth in the applicable equity agreement and is currently ninety (90) days following the Termination Date. This agreement extends the exercise period from ninety (90) days to twelve (12) months from the Termination Date subject to the necessary approvals from the Compensation Committee of the Board of Directors of Chipotle (“Exercise Deadline”). For the avoidance of doubt, Crumpacker acknowledges and agrees that: (i) any SOSARs that vested prior to the Termination Date, must be exercised not later than the Exercise Deadline; (ii) any unvested equity will cease vesting and automatically expire on the Termination Date; and (iii) Crumpacker will not be eligible for any Chipotle equity grants at any time in the future. All unvested equity as of the Termination Date will expire. Crumpacker represents and warrants that as of the Termination Date, he has not applied for, nor is he eligible for Workers Compensation, nor shall he apply or be eligible for Workers Compensation from the Termination Date forward. Crumpacker acknowledges and agrees that as of the Termination Date he is neither eligible nor entitled to receive any bonus or incentive payout for calendar year 2017 (which is paid in 2018), or any prior or future calendar year, under any bonus plan, including without limitation, the 2017 and 2018 Annual Incentive Plan (AIP) Staff bonus plan. Crumpacker acknowledges and agrees that the car allowance he received during his employment with Chipotle was not part of his gross salary and that as of the Termination Date he will no longer be entitled to receive such allowance.

6.        Release of Claims. For and in consideration of the Consideration referenced in Section 1 of this Agreement, Crumpacker, for and on behalf of himself and his heirs, executors, administrators, successors and assigns, agrees to, and hereby releases, covenants not to sue, and forever discharges Chipotle from any and all manner of actions, claims, demands, suits, damages, debts, contracts, agreements or other assertions of any nature, whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, that Crumpacker ever had, has or ever can, shall or may have against Chipotle, including, but not limited to, any rights or claims that relate to, arise out of or involve in any way any aspect of Crumpacker’s employment with Chipotle and the termination of that employment, including, without limitation: (a) any and all rights or claims that could have been asserted in any litigation or other legal proceeding against Chipotle; (b) any and all rights or claims that could have been made to any federal or state administrative agency, including, without limitation, the Equal Employment Opportunity Commission, the New York State Department of Labor, or

the Colorado Civil Rights Division; (c) any and all rights or claims in the nature of contract, tort, or any other nature, specifically including, but not limited to, any and all claims for fraud, breach of contract, wrongful or unlawful discharge, retaliation, breach of any alleged express or implied contracts, promissory estoppel, intentional or negligent infliction of emotional distress, interference with contract, libel, breach of covenant of good faith and fair dealing, or other such claims; claims for wages, bonuses or other compensation of any sort; and/or (d) any and all rights or claims under the following, as such may have been amended: the Worker Adjustment and Retraining Notification Act (“WARN”), the Fair Labor Standards Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Pregnancy Discrimination Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the National Labor Relations Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Colorado Anti-Discrimination in Employment Act, the New York Wage Theft Prevention Act, the New York State Human Rights Law, the Colorado Civil Rights Act and the Colorado Wage Claim Act, and/or any and all rights or claims under any and all other federal, state or local statutes, laws, ordinances, regulations, orders, constitutional provisions or principles of common law. This release includes any and all claims concerning attorney fees, costs, and any and all other expenses related to the claims released herein. Provided, however, that this release and waiver shall not apply to any rights which, by law, may not be waived; or to claims for breach of this Agreement. Further, the release and waiver by Crumpacker of any and all rights or claims that Crumpacker has, or may have, under the ADEA, as more particularly described herein, shall not apply to any rights or claims which arise from acts or events occurring after the date this Agreement is signed. Nothing in this Section shall be construed or deemed to interfere with any protected right to file a charge or complaint with any applicable federal, state or local governmental administrative agency charged with enforcement of any law, or with any protected right to participate in an investigation or proceeding conducted by such administrative agency. Crumpacker is, however, waiving his right to any monetary recovery or other individual relief in connection with any charge or complaint filed by himself or anyone else.

7.        Non-Disparagement. Crumpacker agrees that he will not engage in any action or make any public or private comments that disparage Chipotle or its practices; or that disrupts or impairs its normal operations or harms the reputation of Chipotle with its customers, suppliers, shareholders or the public; or that interfere with existing contractual relationships with customers, suppliers or Chipotle associates. Crumpacker also agrees that he will not disclose, directly or indirectly, to third parties any information about Chipotle concerning events that occurred during Crumpacker’s employment at Chipotle, and any other information about Chipotle that Crumpacker learned during or because of his employment at Chipotle. Notwithstanding the foregoing sentence, Crumpacker may for the limited purposes of applying and interviewing for future employment, disclose the job title and general duties he performed while employed by Chipotle (but not information specific to Chipotle that is not otherwise generally known to the public). In addition, except as otherwise required by law or by a governmental agency or pursuant to a properly served and enforceable warrant, subpoena or other compulsory order, Crumpacker shall not knowingly provide any testimony, cooperation or other assistance in connection with any investigation or prosecution of any claim against Chipotle, including any claim by third parties. Crumpacker’s obligations under this Section shall survive the execution of this Agreement, and shall continue in perpetuity.

8.        Confidential Information. Crumpacker expressly acknowledges and affirms that during the duration of his employment and at all times following termination he will forever hold in strict confidence all information, in whatever form, that constitutes the whole or any part of Chipotle’s confidential, proprietary or trade secret information (collectively, “Confidential Information”), as further defined below. Crumpacker shall not disclose any such Confidential Information to any third party or use any such information in any way to compete with or to act adversely to Chipotle, and/or its business interests and/or activities. Confidential Information shall mean any information or material related to the business or operations of Chipotle, or designated as Confidential Information by Chipotle, and not generally known by non-Chipotle personnel, which Crumpacker presently has or may in the future, directly or indirectly, obtain knowledge of, come into possession of, or gain access to at any time prior to the Termination Date. Confidential Information includes, but is not limited to, the following types of information or other information of a similar nature (whether or not reduced to writing): all documentation and other tangible and intangible discoveries, ideas, financial information, marketing plans, strategies, concepts, designs, drawings, trademarks, trade secrets, patents, models, recipes, procedures regarding preparation of food, proprietary information relating to food, cooking temperatures, or techniques and Material Non-Public Information. The term “Material Non-Public Information” is information: (a) to which there is a substantial likelihood that a reasonable investor would attach importance in determining whether to buy, sell, or hold Chipotle securities; (b) that Chipotle has disclosed to Crumpacker or that Crumpacker has otherwise obtained, but which has not been disclosed to the general public; and (c) any information designated as such by Chipotle. Such information may relate to, among other things, the condition of Chipotle, its products, the market for its securities, its investment decisions and growth plans. The term Confidential Information will not, however, include information of Chipotle which: (a) is or becomes publicly available other than as a result of a disclosure by Crumpacker; or (b) is or becomes available to Crumpacker on a nonconfidential basis from a source (other than Chipotle) which is not prohibited from disclosing such information to Crumpacker by a legal, contractual or fiduciary obligation. In the event that Crumpacker is required to disclose Confidential Information by law, except as otherwise set forth herein, Crumpacker shall give Chipotle prior timely notice of such imminent disclosure to permit Chipotle an adequate opportunity to contest the same and/or seek a protective order if necessary, and absent the entry of such protective order, Crumpacker shall disclose only such Confidential Information that Crumpacker is advised by his counsel must be disclosed. Notwithstanding anything set forth herein to the contrary, Crumpacker may disclose, and nothing in this Agreement shall be construed or deemed to prevent Crumpacker from disclosing, Confidential Information to report possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, and Crumpacker does not need the prior authorization of Chipotle to make any such reports or disclosures, and Crumpacker is not required to notify Chipotle of such reports or disclosures. Crumpacker’s obligations under this Section shall survive the execution of this Agreement, and shall continue in perpetuity.

9.        Non-Solicitation. Crumpacker further agrees that for a period of one (1) year from the Termination Date, Crumpacker will not directly or indirectly solicit for employment with Crumpacker or any entity other than Chipotle, or employ any employee of Chipotle whether employed at the corporate office, or in the field (including the regions and restaurants). Crumpacker agrees that he will not directly or indirectly induce or influence any vendor, supplier, franchisee, consultant or independent contractor or partner of Chipotle to reduce or curtail its relationship with Chipotle. Additionally, Crumpacker agrees not to release names of any of Chipotle’s employees to recruiters, headhunters, employment agencies or anyone else in a similar type of business. Crumpacker acknowledges that the restrictions contained in this Section are reasonable and necessary for the protection of Chipotle’s business. Crumpacker’s obligations under this Section shall survive the execution of this Agreement.

10.        Non-Competition: Crumpacker acknowledges that, because of his employment with and service with Chipotle and its affiliates, he became familiar with Confidential Information. Therefore, Crumpacker further agrees that in exchange for the Consideration, along with all other obligations set forth in this Agreement, for one (1) year from the Termination Date, Crumpacker shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director, consultant, independent contractor, or otherwise, and whether or not for compensation), or render services, advice, or assistance in any capacity to, a Competing Business (as defined below) anywhere in the continental United States where Chipotle or any of its affiliates conducts business. For purposes of this letter, a “Competing Business” means any person, firm, corporation, or other entity, in whatever form, that operates fast-casual, quick-service, or casual dining restaurants (including, but not limited to, multi-unit, multi-market Mexican food, or burrito restaurant concepts offering dine-in, carry-out, catering, and delivery services). Nothing herein shall prohibit Crumpacker from being a passive owner of not more than 1% of the outstanding equity interest in any entity that is publicly traded, so long as he does not actively participation in the business of such entity.

11.        Liquidated Damages. Crumpacker acknowledges that the potential damages from a breach of Section 7, Section 8, Section 9, and or Section 10 (collectively, Section 7, Section 8, Section 9, and Section 10 referred to as the “Liquidated Damages Sections”) are difficult to determine at the time of entering into the Agreement; that the parties intend to liquidate damages; and that the amount of liquidated damages set forth in this Section 11 are reasonable, not greatly disproportionate to the anticipated loss, and not a penalty. Crumpacker agrees that if he breaches his obligations to Chipotle under the terms of any of the Liquidated Damages Sections, Crumpacker shall pay liquidated damages to Chipotle in the amount of $75,000.00 for each Liquidated Damages Section that is breached. The liquidated damages provided for in this Section 11 are in addition to, and are not in limitation of, any and all other remedies at law or in equity otherwise available to Chipotle. Crumpacker’s obligations under this Section shall survive the execution of this Agreement.

12.        Cooperation in Litigation, Further Assurances and Documents. Between the Final Worked Date and the Termination Date, Crumpacker shall be reasonably available to Chipotle for any assistance or tasks as may be directed by Chipotle, and Crumpacker shall receive no additional consideration beyond his normal employment wages. Crumpacker agrees to cooperate with Chipotle in any pending or future investigations, charges, complaints, lawsuits, administrative proceedings, or other claims in the event that Chipotle determines that Crumpacker may have information or may be a witness relating to the investigation, charge, complaint, lawsuit, administrative proceeding, or other claim. Crumpacker agrees to cooperate with Chipotle in any pending or future investigations, charges, complaints, lawsuits, administrative proceedings, or other claims in the event that Chipotle determines that Crumpacker may have information or may be a witness relating to the investigation, charge, complaint, lawsuit, administrative proceeding, or other claim. If at any time after the Separation Pay Termination Date, Chipotle expressly requests that Crumpacker be present at any proceeding in compliance with this Section 12, Crumpacker shall be: (i) compensated at the rate of $288.00 per hour (up to a maximum of $1,600.00 per day) for his attendance at such proceeding; and (ii) reimbursed in a manner consistent with Chipotle’s then in effect travel policy for any reasonable travel expenses he incurs upon presentment to Chipotle of the proper documentation. Except as expressly set forth in this Section 12, Crumpacker shall not be compensated for his time or reimbursed for any expenses incurred by him in furtherance of his compliance with this Section 12. Crumpacker further agrees to cooperate with Chipotle with respect to any past, pending or future projects, reports, compliance activities, tasks, issues, questions or any other matters that may arise and about which Crumpacker may have experience, knowledge or information. In addition, Crumpacker agrees to take all reasonable action and to execute such other and further documents as may be necessary to effectuate the terms and purpose of this Agreement. Crumpacker’s obligations under this Section shall survive the execution of this Agreement.

13.        Chipotle Property. On or before the close of business on the Termination Date, Crumpacker was required to deliver to Chipotle all materials in his possession, wherever located, constituting or containing Confidential Information. Further, on or before the close of business on the Termination Date, Crumpacker was also required to return all other property of Chipotle’s in Crumpacker’s possession or under his control, wherever located, including, without limitation, any and all computer equipment including the laptop computer provided to him by Chipotle (without having reformatted or otherwise altered same), Pcard, wireless card, office keys, books, files, papers, records and documents of any kind (including those contained in electronic form) relating to Chipotle’s business. Crumpacker shall be permitted to keep the mobile telephone issued to him by Chipotle, so long as on or before one (1) day after the Termination Date, Chipotle was relieved from further responsibility under any applicable service agreement and Crumpacker assumes responsibility for all mobile telephone fees and costs incurred on or after the Termination Date. In the event it becomes necessary for Chipotle to enforce the terms of this Section, Chipotle shall be entitled to recover from Crumpacker its attorneys’ fees and expenses incurred in enforcing the terms of this Section. Notwithstanding anything set forth in this Agreement to the contrary, Crumpacker’s obligations to return the property and other items set forth in this Section 13 is a continuing obligation and in the event that it is discovered at any time that Crumpacker failed to return said property and/or other items, Crumpacker shall promptly return said property and/or other items to Chipotle. Crumpacker’s obligations under this Section shall survive the execution of this Agreement.

14.        No Legal Action. Crumpacker specifically covenants (a) that he will not bring suit or file any grievance or complaint of any nature in any forum against Chipotle for or based on or in relation to any claim or right waived herein that Crumpacker has or may have, known or unknown, suspected and unsuspected, as of the date this Agreement is signed; and (b) that he will immediately withdraw or otherwise secure the immediate dismissal of any pending complaint, grievance, or lawsuit by Crumpacker, which is presently pending against Chipotle, without further proceedings, or findings adverse to Chipotle. If Crumpacker commences or attempts to continue any legal action or proceeding whatsoever based on a claim that has been released by this Agreement, Chipotle shall be entitled to assert this Agreement as a bar to such action and shall be entitled to recover from Crumpacker its attorneys’ fees and expenses incurred in defending such action. Excepted from this Section is a good faith challenge to the validity of the waiver, release and covenant not to sue provisions of this Agreement under the ADEA. Also excepted from this Section are claims or rights that cannot be waived by law, including any protected right to file a charge or complaint with any applicable federal, state or local governmental administrative agency charged with enforcement of any law, or any protected right to participate in an investigation or proceeding conducted by such administrative agency. Crumpacker is, however, waiving his right to any monetary recovery or other individual relief in connection with any charge or complaint filed by himself or anyone else.

15.        Advisements Related to ADEA Release. This Agreement contains a release and waiver by Crumpacker of any and all rights or claims that Crumpacker has, or may have, under the ADEA, as more particularly described in Section 6 above. Crumpacker, by execution hereof, acknowledges that he is advised by Chipotle to consult an attorney in connection with the foregoing Agreement, and that Crumpacker understands and fully agrees to each and every provision hereof. Crumpacker further acknowledges that he has been given at least twenty-one (21) days to consider the terms of this Agreement, that he has been able to use this period, or as much of this period as he desired, and that he is now executing this Agreement voluntarily with the express intention of making a binding legal agreement. Crumpacker may revoke this Agreement by delivering a written notice of revocation to Michael Ferguson, Compensation and Benefits Director, Chipotle Mexican Grill, 1401 Wynkoop Street, Suite 500, Denver, CO 80202, no later than the close of business on the seventh (7th) day after the Agreement is executed by Crumpacker (the “Revocation Period”). Any revocation must be accompanied by repayment of all consideration already tendered under the terms of this Agreement. The release and waiver by Crumpacker of any and all rights or claims that Crumpacker has, or may have, under the ADEA, as more particularly described in Section 6 above, shall not apply to any rights or claims which arise from acts or events occurring after the date this Agreement is signed.

16.        Effect on Legal Rights. Crumpacker hereby acknowledges that he understands this Agreement is a legally binding document that surrenders all legal rights that he may have against Chipotle, except for rights of employment that are vested by operation of law.

17.        No Waiver. Nothing in this Agreement shall apply to any claims or rights that cannot be waived by law. In addition, nothing in this Agreement shall be construed or deemed to interfere with any protected right to file a charge or complaint with any applicable federal, state or local governmental administrative agency charged with enforcement of any law, or with any protected right to participate in an investigation or proceeding conducted by such administrative agency. Crumpacker is, however, waiving his right to any monetary recovery or other individual relief in connection with any charge, complaint or lawsuit filed by himself or anyone else. If any claim is not subject to release, to the extent permitted by law, Crumpacker waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Chipotle is a party.

18.        Voluntary Act of Parties. Crumpacker agrees that he has entered into this Agreement knowingly and voluntarily.

19.        Receipt of Agreement. Crumpacker, by execution hereof, specifically acknowledges receipt of a copy of this Agreement.

20.        Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to such state’s laws and principles regarding the conflict of laws, or those of any other jurisdiction. Chipotle and Crumpacker (i) agree that any suit, action, or legal proceeding with respect to this Agreement shall be brought in the courts of record of the State of Colorado in Denver County or the court of the United States, District of Colorado; (ii) consent to the jurisdiction of each such court in any suit, action, or proceeding; and (iii) waive any objection that they may have to the laying of venue of any such suit, action, or proceeding in any of such courts.

21.        Severability. In the event any of the restrictions contained in this Agreement are held to be unenforceable, the court so holding shall effect only such change to the extent absolutely necessary to render the restrictions enforceable, while still maintaining the parties expressed desire that Chipotle be protected to the greatest extent possible under the applicable law. Each of the terms and provisions of this Agreement is severable in whole or in part and, any term or provision found to be invalid or illegal and unreformable by the court shall be excised by the court, and the remaining terms and provisions shall not be affected and shall remain in full force and effect.

22.        Headings. Headings are contained in this Agreement as a matter of convenience, and in no way define, limit, extend or describe the scope of this Agreement.

23.        Survival of Crumpacker’s Obligations. Any obligations under this Agreement and any confidentiality and non-disclosure or similar type agreement signed by Crumpacker in connection with his employment with Chipotle shall survive the Final Worked Date, the Termination Date, the Effective Date, the Separation Pay Termination Date, the return of any Confidential Information and the execution of this Agreement.

24.        Lack of Evidentiary Value. If for any reason this Agreement is not executed or otherwise consummated, this Agreement shall not constitute any evidence in any proceeding or be used in discovery in any way.

25.        Counterparts; Facsimile; Electronic Mail; Photocopies. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature hereon may be transmitted by facsimile machine or electronic mail and such signature shall be valid and accepted for all purposes hereof. The parties agree that photocopied, pdf, facsimile or electronic mail signatures shall be deemed to be originals and, in the event the same are appended to this Agreement, this Agreement shall be binding upon the parties hereto.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement to be duly executed as of the Effective Date.

CHIPOTLE MEXICAN GRILL, INC., a Delaware corporation

By:
Michael Ferguson, Compensation and Benefits Director

Date:

Mark Crumpacker

By:
Mark Crumpacker

Date:

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